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                                                                     EXHIBIT 2.1





                     PLAN OF ARRANGEMENT UNDER SECTION 182

                  OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

1.1  DEFINITIONS

In this Plan, unless the context otherwise requires, defined terms shall have the following meanings:

"ATSI-CANADA" means American TeleSource International Inc., a corporation amalgamated under the OBCA;

"ATSI-CANADA COMMON SHARES" means the common shares in the capital of ATSI-Canada, as the same are constituted on the date hereof;

"ATSI-CANADA DISSENTING SHARES" means all ATSI-Canada Common Shares which are deemed to have been cancelled on the Effective Date in accordance with the provisions of clause 5.1(A);

"ATSI-DELAWARE" means American TeleSource International, Inc., a corporation incorporated under the DGCL;

"ATSI-DELAWARE COMMON SHARES" means the common shares in the capital of ATSI-Delaware, as the same are constituted on the date hereof;

"ARRANGEMENT" means the arrangement contemplated by this Plan;

"ARTICLES OF ARRANGEMENT" means the articles of arrangement in respect of the Arrangement required by the OBCA to be sent to the Director by ATSI-Canada after the Final Order is made;

"BUSINESS DAY" means a day which is not a Saturday, Sunday or a statutory holiday in Canada;

"COURT" means the Ontario Court of Justice (General Division);

"DGCL" means the Delaware General Corporation Laws;
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"DEPOSITORY" means CIBC Mellon Trust Company, as the registrar and transfer agent of the ATSI-Delaware Common Shares;

"DIRECTOR" means the Director appointed pursuant to section 278 of the OBCA;

"EFFECTIVE DATE" means the date set forth in the certificates of arrangement issued by the Director under the OBCA giving effect to the Arrangement;

"FINAL ORDER" means an order of the Court approving the Arrangement, as such order may be amended or modified by the highest court to which appeal may be applied for;

"INTERIM ORDER" means an order of the Court containing declarations and directions under the OBCA with respect to the Arrangement;

"LETTER OF TRANSMITTAL" shall have the meaning ascribed thereto in section 4.2 hereof;

"OBCA" means the Business Corporations Act, R.S.O. 1990 c. B. 16, as amended;

"PLAN" means this plan, as amended or supplemented for time to time, and "hereby", "hereof", "hereunder", "herewith" and similar terms refer to this Plan and not to any particular provision of this Plan;

"SHAREHOLDERS" means the registered holders of ATSI-Canada Common Shares as of the Effective Date; and

"SUBSIDIARY" means a subsidiary as defined in the OBCA.

1.2  INTERPRETATION NOT AFFECTED BY HEADINGS

The division of this Plan into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan.

1.3  ARTICLE REFERENCES

Unless the contrary intention appears, references in this Plan to an article, section, subsection, paragraph, exhibit or schedule by number or letter or both refer to the article, section, subsection, paragraph, exhibit or schedule, respectively, bearing that designation in this Plan.

1.4  NUMBER

In this Plan, unless the contrary intention appears, words importing the singular include the plural and vice versa, words importing gender shall include all genders, and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental board, agency or instrumentality thereof).
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1.5  DATE FOR ANY ACTION

In the event that the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6  CURRENCY

Unless otherwise stated, all references in this Plan to sums of money are expressed in lawful money of the United States of America unless otherwise specified.


                                   ARTICLE 2

                        PURPOSE AND EFFECT OF THE PLAN

2.1 The following is only intended to be a general statement of the purpose of the Plan and is qualified in its entirety by the specific provisions of the Plan. The purpose of the Plan is to effect a reorganization and restructuring of the share capital of ATSI-Canada in a manner that is equitable to the Shareholders, maintains the business and goodwill of ATSI-Canada as a going concern and results in ATSI-Canada becoming a wholly-owned subsidiary of ATSI-Delaware.

2.2 The Plan shall be binding on all Shareholders, on ATSI-Canada and on ATSI-Delaware upon the filing of the Articles of Arrangement with the Director.

                                   ARTICLE 3

                                  ARRANGEMENT

3.l On the Effective Date, each of the events set out below shall occur and be deemed to occur without further act or formality:

     A. all issued and outstanding ATSI-Canada Common Shares (other than the ATSI-Canada Dissenting Shares) shall be and be deemed to be transferred to ATSI-Delaware (free of any claims) and the registered holders thereof shall be entitled to receive from ATSI-Delaware in exchange for each such share, subject to section 4.6, one (1) ATSI-Delaware Common Share;

     B. with respect to each ATSI-Canada Common Share, to which clause 3.1(A) applies:

          1. the registered holder thereof shall cease to be a holder of such share and such holder's name shall be removed from the register of shares of ATSI-Canada as of the Effective Date; and
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          2.  ATSI-Delaware shall be and be deemed to be the transferee of such share (free of any claims) and shall be entered in the register of such shares as the holder thereof.

                                   ARTICLE 4

                     OUTSTANDING CERTIFICATES AND PAYMENTS

4.1 After the Effective Date and subject to Article 5, certificates formerly representing ATSI-Canada Common Shares (other than ATSI-Canada Common Shares beneficially owned by ATSI-Delaware) shall represent only the right to receive the consideration therefor specified in section 3.1, subject to compliance with the requirements set forth in this Article 4.

4.2 As soon as practicable after the Effective Date, ATSI-Delaware shall forward or cause to be forwarded to each Shareholder (other than those Shareholders who have exercised their dissent rights), at the address of such holder as it appears in the relevant share register, a letter of transmittal (the "Letter of Transmittal") containing, among other things, instructions for obtaining delivery of ATSI-Delaware Common Shares pursuant to this Plan. Subject to section 4.5, such Shareholders shall be entitled to receive certificates representing the ATSI-Delaware Common Shares specified in section 3.1 upon delivering the certificate or certificates formerly representing such holder's ATSI-Canada Common Shares, to the Depository or as the Depository may otherwise direct in accordance with the instructions contained in the Letter of Transmittal. Such certificate or certificates shall be accompanied by the Letter of Transmittal, duly completed, and such other documents as the Depository may reasonably require.

4.3 Subject to Article 5, the Depository shall register the ATSI-Delaware Common Shares to which each Shareholder of ATSI-Canada is entitled in the name of such Shareholder or as otherwise instructed in the Letters of Transmittal, and shall deliver such ATSI-Delaware Common Shares as each such holder may direct in such Letter of Transmittal, as soon as practicable after receipt by the Depository thereof.

4.4 After the Effective Date, and subject to Article 5, the Shareholders shall not be entitled to any interest, dividend, premium or other payment on or with respect to ATSI-Canada Common Shares other than the ATSI-Delaware Common Shares which they are entitled to receive for such shares pursuant to section 3.1.

4.5 Any certificate formerly representing ATSI-Canada Common Shares that is not deposited with the Letters of Transmittal and other required documents as provided in section 4.2 on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature against ATSI-Delaware or ATSI-Canada and the right of the holder of such shares to receive ATSI-Delaware Common Shares shall be deemed to be surrendered to ATSI-Delaware together with all dividends, distributions and any interest thereon held for such holder.

                                   ARTICLE 5
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                          SHAREHOLDER DISSENT RIGHTS

5.1 Shareholders who have given a demand for payment which remains outstanding on the Effective Date in accordance with the rights of dissent in respect of the Plan granted by the Interim Order and who:

     A. are ultimately entitled to be paid by ATSI-Canada for the ATSI-Canada Common Shares in respect of which they dissent in accordance with the provisions of such Interim Order whether by order of a Court (as defined in the OBCA) or by acceptance of an offer made pursuant to such Interim Order, shall be deemed to have transferred such shares to ATSI-Canada for cancellation immediately after the Effective Date; or

     B. are ultimately not so entitled to be paid by ATSI-Canada for the ATSI-Canada Common Shares in respect of which they dissent for any reason, shall be reinstated as shareholders of ATSI-Canada but for purposes of receipt of consideration shall be treated as if they had participated in this Plan on the same basis as a non-dissenting holder of shares and such holders shall accordingly be entitled to receive ATSI-Delaware Common Shares as such non-dissenting holders are entitled to receive on the basis determined in accordance with Section 3.1 and shall be deemed to have transferred such shares to ATSI-Delaware.

In no case shall ATSI-Delaware or ATSI-Canada be entitled or required to recognize Shareholders as holders of ATSI-Canada Common Shares, after the Effective Date.


                                   ARTICLE 6

                                  AMENDMENTS

6.1 ATSI-Delaware and ATSI-Canada may at any time and from time to time before the Effective Date, vary, amend, modify or supplement this Plan if the Court and each of ATSI-Delaware and ATSI-Canada determine that such variation, amendment, modification or supplement would not be prejudicial to the interests of Shareholders under this Plan.